AMENDMENT NO. 1 TO THE
ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT, dated and effective as of August 7, 2008 (this "Amendment"), is entered into by and among Fuqi International Holdings Co., LTD., a British Virgin Islands company, Beijing YinZhong TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (“TianMei Beijing”), Shanghai TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (the “TianMei Shanghai” and together with TianMei Beijing, collectively the “Sellers” and each a “Seller”), and Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950 (the “Seller Principal”). Terms not defined in this Amendment shall have such meanings as set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated as of April 18, 2008 (the “Agreement”);

WHEREAS, in lieu of depositing the Escrow Deposit with the Escrow Agent, the Parties desire for Buyer to make a payment (“Subsequent Purchase Payment”) to the Sellers in an amount equal to the Escrow Deposit on the date that is six (6) from the Closing Date, subject to set-off from undiscovered inventory defects or descriptions in accordance with the Agreement and this Amendment;

WHEREAS, Section 8.6 of the Agreement permits the parties to amend the Agreement only by a written instrument executed by the Parties; and

WHEREAS, the Parties wish to amend the Agreement as set forth below by entering into this Amendment.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows:

AGREEMENT:

1. Section 1.4(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Subsequent Payment. On the date that is six (6) months from the Closing Date, Buyer shall effect a payment to the Sellers in an amount equal to Sixteen Million Yuan Renminbi (16,000,000 Yuan RMB) (the “Subsequent Payment”), which is equal to twenty percent (20%) of the Purchase Price; provided that, however, the Subsequent Payment shall be subject to set-off from undiscovered inventory defects or descriptions in accordance with this Section 1.4(c). During the six (6) month period after the Closing Date, Buyer shall verify whether the Inventory list, as previously provided to Buyer by Sellers, is accurate and whether any items on the Inventory list is defective. For purposes of this Section 1.4(c), defective inventory shall means any item of Inventory agreed upon and identified by Buyer and Sellers as damaged or defective or otherwise not salable in the ordinary course because it is dented, worn, scratched, broken, broken sets, faded, mismatched, or merchandise affected by other similar defects rendering it not first quality.

2. Section 2.6, “Deliveries at the Closing by Sellers,” and Section 2.7, “Deliveries at the Closing by Buyer,” shall be amended in accordance with the following:

(a) Seller Principal and Fuqi International, Inc., Buyer’s parent corporation, shall execute an Employment Agreement at or within ten (10) calendar days after the Closing Date in substantially the form attached hereto as Exhibit A-1.

(b) Seller Principal and Fuqi International, Inc., further to the Intellectual Property Transfer Agreement, shall execute an Escrow Agreement at or within ten (10) calendar days after the Closing Date in substantially the form attached hereto as Exhibit A-2.

3. Except as amended herein, the Agreement shall remain in full force and effect.

4. This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Sellers, and Seller Principal have each caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

BUYER:

FUQI INTERNATIONAL HOLDINGS CO., LTD.

By:	/s/ Yu Kwai Chong
Name:	Yu Kwai Chong
Title:	Chairman & Chief Executive Officer

SELLERS:

BEIJING YINZHONG TIANMEI JEWELRY CO., LTD.

By:	/s/ Chujian Huang
Name:	Chujian Huang
Title:	Legal Representative

SHANGHAI TIANMEI JEWELRY CO., LTD.

By:	/s/ Chujian Huang
Name:	Chujian Huang
Title:	Legal Representative

SELLER PRINCIPAL:

/s/ Chujian Huang
Chujian Huang

EXHIBIT A-1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on August 7, 2008 and shall be effective immediately.

Between:

(1)
FUQI INTERNATIONAL, INC., incorporated under the laws of the State of Delaware, U.S.A., whose registered office is at Room 1307, 13/F, Hang Seng TST Building, 18 Carnarvon Road, Tsim Sha Tsui, Kowloon, HKSAR (the Company); and

(2)	Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950 (the Employee).

Whereas:

(A)	On the date hereof, the Company has acquired the Temix business.

(B)	As part of the acquisition of Temix, the Company and Employee agreed to enter into an employment agreement as a condition of the acquisition.

(C)	The parties desire to enter into this Agreement to establish the terms and conditions of the Employee’s employment.

IT IS AGREED as follows:

1.1  Definitions

1.	In this Agreement the following expressions shall have the following meanings:

Business means all and any business, trade or other commercial activities of the Company or any Group Company, including the operations of the Temix business;

Board means the Board of Directors of the Company or a duly authorized committee of the Board of Directors;

Confidential Information means all and any information, knowledge or data (whether or not recorded in documentary form or on computer disk or tape) not generally known or available to the public which Employee may have learned, discovered, developed, conceived, originated or prepared during or as a result of the Employment relating to the operations, business methods, corporate plans, management systems, finances, new business opportunities, products, services, technology, customers, clients, policies, procedures, accounts, personnel, techniques, concepts, or research and development projects of the Company or any Group Company and any and all trade secrets, secret formulae, process, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company and any company which is a direct or indirect subsidiary of the Company from time to time;

Exhibit A-1

Termination Date means the date on which the Employment is terminated howsoever caused.

1.2  Term and Appointment

2.1	According to the terms of this Agreement, the Employee shall be appointed as the [_____________________] of the Company.

2.2
Subject to clause 10, the Employment shall commence as of the date hereof and shall continue for a period of [three] ([3]) years from such date unless or until terminated by either party according to clause 9.

2.3	The Executive will be responsible for his own income tax payable to relevant federal and state authorities in the United States

Employee shall be responsible for and bear his own income tax by himself according to applicable law, authorities and jurisdictions and Employee shall be responsible to properly report his personal income tax to his country, place of residency, and any other authority as required by applicable law. Notwithstanding the Employee’s reporting and payment obligations with respect to income taxes, Employee agrees that the Company or Group Company is entitled, at its election, to withhold the tax according to applicable law. Employee agrees that it shall indemnify the Company for any income taxes and related cost and expenses that Company is forced to pay on the behalf of Employee where such amounts exceed what was withheld by the Company from Employee’s income.

1.3  Duties

3.1 During the Employment, the Employee will:

(a)	devote his best efforts, energies, skills and attention to the business and affairs of the Company and Group Company;

(b)
faithfully and diligently perform all such duties and exercise all such powers that are commensurate with Employee’s position and as are lawfully and properly assigned to him from time to time by the Chief Executive Officer or the Board, whether such duties or powers relate to the Company or any other Group Company;

(c)	comply with all directions lawfully and properly given to him by the Chief Executive Officer and the Board as they may from time to time deem in the best interests of the Company;

(d)
devote the whole of his time, attention and abilities to the business of the Company or any other Group Company for which he is required to perform duties and shall not, without the Company’s prior written consent, be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation;

(e)
promptly provide the Company with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

(f)
comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company and conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position; and

Exhibit A-1

(g)	fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.

3.2
The Employee shall be required to work during the Company’s normal business hours together with such additional hours as are required in the proper performance of his duties. The Employee acknowledges that he has no entitlement to additional remuneration for any hours worked in excess of the Company’s normal business hours.

3.3
The Employee’s normal place of work is in the United States. However, the Employee may be assigned to work in either of the Company’s offices in Hong Kong or Shenzhen and may be required to make overseas business trips as may be required for the proper performance of his duties under the Employment.

1.4  Salary

4.1
The Employee’s base salary shall be [_______________] US Dollars (US$[__________]) per annum payable in regular instalments in accordance with the customary payroll practices of the Company and subject to all legally required deductions and withholdings. Employee’s base salary will be reviewed by the Company’s Compensation Committee annually in a manner that is consistent with Company’s compensation policy. The base salary may be increased from time to time by the Compensation Committee in its absolute discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant.

4.2
Other than as explicitly set forth in this Agreement, the Employee’s salary is inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.3	[RESERVED]

4.4
During Employment, Employee is entitled to reimbursement for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties. Payments to Employee will be made in accordance with the Company’s policy and procedures upon presentation of itemized statements of such business expenses in such detail as the Company may reasonably require and pursuant to applicable Company policy.

1.5  Bonus

5.1
The Employee shall be eligible to receive a management bonus in respect of each fiscal year of the Company completed in an amount to be determined by the Compensation Committee in its absolute discretion. Payment of such bonus, if any, shall be at the absolute discretion of the Company’s Compensation Committee, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant.

5.2
After the Termination Date the Employee will not be eligible to receive the bonus referenced in clause 5.1 and the payment of any bonus to which the Employee may be eligible for after the Termination Date will be at the sole discretion of the Board and Compensation Committee.

Exhibit A-1

1.6  Vacation

6.1
The Employee is entitled to accrue up to twenty (20) working days’ paid vacation per calendar year during his Employment (plus public holidays in Hong Kong), to be taken at a time or times convenient to the Company. The right to paid vacation will accrue pro rata during each calendar year of the Employment. Any vacation time not taken within 12 months of accruing will be forfeited, and no more than twenty (20) working days’ of vacation may be accrued at any time. Vacation time may not be carried over from one year to the next and payment will not be made in lieu of vacations not taken.

6.2	On termination of the Employment, the Employee shall be entitled to payment in lieu of accrued but untaken vacation (other than vacations forfeited in accordance with clause 6.1) on a pro rata basis.

1.7  Sickness and Other Incapacity

7.1
Subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of two (2) days for each completed month of service in the first year of service and four (4) days for each completed month of service thereafter.

7.2	The Employee will not be paid during any period of absence from work (other than due to vacation, holiday, sickness, injury or other incapacity) without the prior written permission of the Company.

1.8  Intellectual Property

8.1
The Employee shall forthwith disclose full details of any inventions, designs, know-how or discoveries, whether registerable or not, or whether patentable or a copyright work (Inventions) in confidence to the Company and shall regard himself in relation thereto as a trustee for the Company.

8.2	All intellectual property rights in such Inventions shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof.

8.3
Notwithstanding clause 8.2 above, the Employee shall assign to the Company the copyright (by way of assignment of copyright) and other intellectual property rights, if any, in respect of all works written, originated, conceived or made by the Employee (except only those works written, originated, conceived or made by the Employee wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment.

8.4
The Employee agrees and undertakes that at any time during or after the termination of his Employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate the Company’s rights in respect of the Inventions and other intellectual property rights referred to in this clause 8, including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

1.9  Termination

Exhibit A-1

9.1
Either party may terminate the Employment by providing the other party with sixty (60) days’ written notice. The Company may, in its sole discretion, also terminate the Employment immediately without prior written notice by making a payment of the base salary to Employee in lieu of prior written notice.

9.2
At any time during the Employment the Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued) for serious misconduct, including, without limitation, if the Employee:

(a)	commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

(b)	is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)	is charged with a criminal offense (other than a road traffic offense not subject to a custodial sentence);

(e)
is or becomes incapacitated or ill to the extent that he is unable to perform the inherent duties and obligations of the Employment and the Employee has exhausted all of his entitlement to paid sickness leave set out in clause 7, or

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors.

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

9.3	On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

(a)
immediately deliver to the Company all books, documents, papers, computer records, computer data, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)
immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Employee fail to do so he hereby irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)
immediately pay to the Company or, as the case may be, any other Group Company all outstanding amounts due or owed to the Company or any other Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.

Exhibit A-1

9.4
The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

9.5
The Employee agrees that any payments pursuant to this clause 9 will be in full and final settlement of any and all claims the Employee may have against the Company or any other Group Company arising out of or in connection with his Employment or its termination, and Employee and the Company agree to execute a general mutual release in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Employee.

1.10  Suspension

10.1
Where notice of termination has been served by either party whether in accordance with clause 9.1 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or any part of the relevant notice period and may require him:

(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any vacation which has accrued under clause 6.1 during any period of suspension under this clause 10.1.

10.2	The provisions of clauses 11 and 12 shall remain in full force and effect during any period of suspension under clause 10.1.

10.3	Any suspension under this clause 10.1 shall be on full salary and benefits during any period of suspension.

1.11  Confidential Information

11.1	The Employee acknowledges:

(a)	that the Confidential Information is valuable to the Company and other Group Companies;

(b)	that the Company will provide the Employee with access to Confidential Information so that the Employee is properly able to carry out the duties pursuant to this Agreement;

(c)	that the Employee owes, without limitation, a duty of trust and confidence to the Company and a duty to act at all times in the best interests of the Company;

Exhibit A-1

(d)
that the disclosure of any Confidential Information to any customer or actual or potential competitor of the Company or any Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable damage to the Business and therefore the restrictions contained in clauses 11 and 12 are reasonable to protect the Company;

and the Employee undertakes that he will not at any time (whether during the Employment or for a period of 12 months from the Termination Date) use for his own or another’s advantage, or reveal to any third-party person, firm, company or organization and shall use his best efforts to prevent the publication or disclosure of any Confidential Information to any third party.

11.2
The limitations imposed on Employee pursuant to clause 11.1 shall not apply to Employee’s (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body, provided that Employee gives the Company reasonable prior written notice of such process, subpoena or request. In addition, the restrictions in this clause shall not apply so as to prevent the Employee from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended.

l.12  Restrictive Covenants

12.1
The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that, for the period during the Employment and the twelve (12) months following the Termination Date, he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity (except on behalf of the Company):

(a)
solicit or entice away or attempt to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, a client of the Company or any Group Company with whom the Employee had business dealings during the course of his Employment or in the twelve (12) month period prior to the Termination Date;

(b)
solicit or entice away or attempt to solicit or entice away any individual person who is employed or engaged by the Company or any Group Company either as a director or in a managerial or technical capacity; or who is in possession of Confidential Information and with whom the Employee had business dealings during the course of his Employment or the twelve (12) month period immediately prior to the Termination Date;

(c)
carry on, set up, be employed, engaged or interested in a business in Hong Kong, the People’s Republic of China, and any other geographic locations where the Company’s Business is conducted, that is in competition with, whether directly or indirectly, the Business as at the Termination Date. It is agreed that if any such company ceases to be in competition with the Company and/or any Group Company this clause 12.1(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 12.1(c) shall not, at any time following the Termination Date, prevent the Employee from (i) owning an equity interest in the Company, and (ii) owning up to one percent (1%) of the securities in a corporation engaged in a business that competes with the Company, provided that such securities are listed on a national securities exchange. Nothing in this clause 12.1(c) shall prohibit Employee from seeking or doing of business not in direct or indirect competition with the Business;

Exhibit A-1

12.2
While the parties agree that the restrictions contained in Clause 11 and 12 are reasonable in all the circumstances, it is agreed that if any court of competent jurisdiction holds that the length of the post-termination covenants contained in clauses 11 and 12 are not reasonable, the parties agree that:

(a)	the covenants are to apply for a period of nine (9) months from the Termination Date; or, if this period is held to be unreasonable,

(b)	for a period of six (6) months from the Termination Date; or if this period is held to be unreasonable,

(c)	for such other period as any court of competent jurisdiction decides is reasonable.

12.3
The period during which the restrictions referred to in clauses 12.1(a) to (c) inclusive which apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 10.1.

1.13  Miscellaneous

13.1
This Agreement, together with any other documents referred to in this Agreement, supersedes all other agreements both oral and in writing between the Company and the Employee. The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

13.2
The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

13.3
Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by registered post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by registered post to its registered office for the time being. Any notice served by registered post shall be deemed to have been served two days (excluding Sundays and statutory holidays) after the date of the registered post receipt.

13.4	The provisions of clauses 11, 12 and 13 shall remain in full force and effect after the Termination Date.

13.5
This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, U.S.A. Each of the parties agrees that the courts of the State of Delaware are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware.

Exhibit A-1

13.6	The Agreement is written in both Chinese and English languages. If any inconsistency arises between the two versions, the English version shall prevail.

13.7
If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.

13.8
The waiver by any party to a breach of any provision of this Agreement must be in writing and signed by such party to be effective, and shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

13.9
This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

13.10
This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

Exhibit A-1

IN WITNESS WHEREOF this AGREEMENT has been signed on the date the day and year first above written.

SIGNED by CHUJIAN HUANG	)
in the presence of:	)

SIGNED for and on behalf of	)
FUQI INTERNATIONAL, INC. in the presence of:	)

Exhibit A-1

DATED THE [___] DAY OF AUGUST, 2008

FUQI INTERNATIONAL, INC.

and

CHUJIAN HUANG

EMPLOYMENT AGREEMENT

Exhibit A-1

EXHIBIT A-2

BNY MELLON, NATIONAL ASSOCIATION
ESCROW AGREEMENT

This Escrow Agreement, dated as of August 7, 2008, is by and among Fuqi International, Inc., a Delaware corporation having its principal place of business at 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China (“Fuqi”), Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950, (collectively, the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at One Mellon Center, Pittsburgh, PA 15258 (the "Escrow Agent").

WHEREAS, Mr. Huang, Beijing YinZhong TianMei Jewelry Co., Ltd. (“TianMei Beijing”), Shanghai TianMei Jewelry Co., Ltd. (the “TianMei Shanghai” and together with TianMei Beijing, collectively the “Sellers” and each a “Seller”), entered into an Asset Purchase Agreement dated April 18, 2008 with Fuqi International Holdings Co., LTD., a British Virgin Islands company (“Fuqi BVI”) and wholly-owned subsidiary of Fuqi;

WHEREAS, pursuant to the Asset Purchase Agreement, Mr. Huang entered into that certain Intellectual Property Transfer Agreement dated April 18, 2008 (the “IP Agreement”) with Fuqi pursuant to which Mr. Huang agreed to transfer the Intellectual Property, as defined in the IP Agreement to Fuqi and/or its subsidiaries;

WHEREAS, in accordance with the IP Agreement, Fuqi agreed to issue Five Hundred Forty Thousand Three Hundred Thirty-Three (540,333) shares of common stock of Fuqi (the “Shares”) and deposit the Shares into an escrow account for a period of twenty-four (24) months from the closing date of the Asset Purchase Agreement and IP Agreement (the “Closing Date”) where the Shares will be subject to set-off from failure of the Business to meet EBITDA targets and from indemnification obligations of Mr. Huang or the Sellers under the Asset Purchase Agreement or the IP Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established by this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Appointment of Agent. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

2. Establishment of Escrow.

(a) Escrow Shares. Within ten (10) calendar days of this Agreement, Fuqi shall deliver to the Escrow Agent stock certificate(s) representing the Shares registered in the name Mr. Huang and Mr. Huang shall provide a sign, blank, and fully endorsed stock power are it relates to the stock certificate(s) representing the Shares. Upon receipt thereof, the Escrow Agent shall acknowledge such receipt to all parties in writing. Such shares, together with any securities distributed in respect thereof or in exchange therefor, and the stock power are referred to herein as “Escrow Shares.” The Escrow Shares will be held and disbursed by the Escrow Agent in accordance with the terms hereof. The Escrow Shares together with any cash or other property distributed in respect thereof and less any amounts paid or distributed from time to time in accordance with the terms of this Agreement, are referred to herein as the “Escrow Fund.”

(b) Distributions, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of distribution, other reorganizations, or otherwise, shall be issued in the name of Mr. Huang, and shall be delivered to the Escrow Agent, who shall hold such securities in escrow. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares that are received by the Escrow Agent shall be held by the Escrow Agent as part of the Escrow Fund. Subject to the foregoing, the Escrow Agent shall, upon written instruction from Fuqi (a copy of which shall also be delivered to Mr. Huang), deliver any certificate representing the Escrow Shares to any payment agent or exchange agent if required in connection with a sale, merger, combination or similar reorganization involving the Company.

(c) Cash Deposits. The Escrow Agent shall deposit any cash received in connection with the Escrow Fund in one or more deposit accounts at Mellon Bank, N.A. in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by Fuqi. In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund in deposit accounts at Mellon Bank, N.A. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made other than as a result of the gross negligence or willful misconduct of the Escrow Agent.

(d) Voting of Interests. Mr. Huang shall have the right, in his sole discretion, to Exercise any and all voting rights with respect to the Escrow Shares. The Escrow Agent shall not vote the Escrow Shares or take any other action with respect thereto unless Fuqi has given the Escrow Agent written instructions in that regard.

(e) Transferability of Escrow Shares. For the period during which the Escrow Shares are held by the Escrow Agent in accordance with this Agreement, Mr. Huang’s interest in such Escrow Shares shall not be assignable or transferable.

3. Customer Identification and TIN Certification. To help the government fight the funding of terrorism and money laundering activities, Federal laws requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

At the time of or prior to execution of this Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 or W-8, applicable, and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

Exhibit A-2
2

The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the Form W-9 or W-8, applicable, information provided to the Escrow Agent by Mr. Huang. The Escrow Parties understand that, in the event one or more tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Initial Deposit.

4. RESERVED.

5. Release of the Escrow Fund.

(a) Subject to the conditions set forth below, the parties agree that Fuqi shall calculate the number of Escrow Shares to be released to Mr. Huang pursuant to the formulas below and Fuqi shall issue and execute an instruction certificate to the Escrow Agent indicating the number of Escrow Shares to be released to Mr. Huang and the date of such release, if any. For purposes of determining the number of Escrow Shares deliverable to Mr. Huang under this Agreement, each Escrow Share shall be deemed to have a value equal to $7.27 per common share (the “Fuqi Share Price”). For purposes of this Agreement, “EBITDA” shall mean, for any period, the net income or loss of the Business for such period before any interest, income tax, depreciation and amortization determined on a consolidated basis in accordance with USGAAP as shall be determined by the Fuqi and approved by the Fuqi’s independent auditors.

1.14
(1)The “First Release”, if any, shall be released to Mr. Huang no later than the thirtieth (30th) day following the completion of the Fuqi’s preparation of its financial statements for the period (the “2008 Period”) commencing on September 1, 2008 and terminating on August 31, 2009. If EBITDA for the 2008 Period is equal to or greater than US$2.6 million (“2008 EBITDA Target”), then one-half of the Escrow Shares shall be released to Mr. Huang. If EBITDA for the 2008 Period is less than the 2008 EBITDA Target, the number of Escrow Shares to be released to Mr. Huang, if any, shall be calculated as follows:

1.15 One-half of Escrow Shares - ( ( 2008 EBITDA Target - EBITDA for 2008 Period ) / Fuqi Share Price)

1.16 Any Escrow Shares not released to the Mr. Huang in the First Release shall be returned to the Fuqi.

1.17
(2)The “Second Release”, if any, shall be due and payable no later than the thirtieth (30th) day following the completion of the Fuqi’s preparation of its financial statements for the period (the “2009 Period”) commencing on the September 1, 2009 and terminating on August 31, 2010. If EBITDA for the 2009 Period is equal to or greater than US$3.7 million (“2009 EBITDA Target”), then one-half of the Escrow Shares shall be released to Mr. Huang. If EBITDA for the 2009 Period is less than the 2009 EBITA Target, the number of Escrow Shares to be released to Mr. Huang, if any, shall be calculated as follows:

3

1.18 One-half of Escrow Shares - ( ( 2009 EBITDA Target - EBITDA for 2009 Period ) / Fuqi Share Price)

1.19 Any Escrow Shares not released to the Mr. Huang in the Second Release shall be returned to the Fuqi.

Any dispute as to the release of Escrow Shares under this Section 5(a) shall be resolved in accordance with the arbitration provisions contained in Section 5(b), below.

(b) In addition to release of the Escrow Shares in accordance with Section 5(a), above, the Escrow Fund is intended to provide a source of funds for the payment of any amounts which may become due or payable to Fuqi, Fuqi BVI or any of their affiliates by Mr. Huang or any of the Sellers pursuant to (i) “Article 7 Survival of Representations and Warranties; Indemnification” of the Asset Purchase Agreement or (ii) Section 8.1 of the IP Agreement. In connection therewith, the Escrow Fund shall be distributed and released in accordance with the following:

(1)  If Fuqi, Fuqi BVI or any of their affiliates make a claim for indemnification pursuant to “Article 7 Survival of Representations and Warranties; Indemnification” of the Asset Purchase Agreement or Section 8.1 of the IP Agreement (the “Claim”), Fuqi shall deliver to the Escrow Agent and Mr. Huang a written notice (a “Claim Notice”) specifying the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount sought hereunder from the indemnifying persons.

(2) Within ten (10) business days or the receipt of a Claim Notice, Mr. Huang shall deliver to the Escrow Agent and Fuqi a notice (“Objection Notice”) stating they intend to contest the claim (a “Contest”) or to accept liability thereunder.

(i) If Mr. Huang does not give an Objection Notice within the ten (10) business day period, Mr. Huang will be deemed to accept liability as it relates to such claim. To the extent Mr. Huang is deemed liable for any Claims hereunder, such liability shall be satisfied pursuant to this Section 5.

(ii) If Mr. Huang gives a timely Objection Notice, the Escrow Agent shall not take any further action with respect to the claim being contested except as further provided herein. Within thirty (30) business days of the receipt thereof, Mr. Huang and Fuqi shall select an independent arbitrator (the “Independent Arbitrator”). The Independent Arbitrator shall be selected by the mutual agreement of Mr. Huang and Fuqi. If the parties cannot agree on the identity of an Independent Arbitrator within ten (10) business days of the date of an Objection Notice, then the Independent Arbitrator will be determined by an arbitrator selected by Mr. Huang and an arbitrator selected by Fuqi. The decision of the Independent Arbitrator shall be borne as directed by him. Mr. Huang and Fuqi shall be entitled to make such representation and provide such information and reports to the Independent Arbitrator within twenty (20) business days of the date of agreement or, if later, determination of the identity of the Independent Arbitrator. Mr. Huang and Fuqi shall use their respective commercially reasonable efforts to procure that the Independent Arbitrator issues his/her ruling within thirty (30) business days after the matter is submitted to him/her for consideration.

Exhibit A-2
4

(3) Whenever Mr. Huang is deemed liable for any Claims, Mr. Huang shall have ten (10) business days from such time such liability is deemed accepted to pay or satisfy such liability pursuant to one of the following methods:

(i)Mr. Huang may elect to pay by wire transfer of immediately available funds to Fuqi, in which case, Mr. Huang shall provide notice of such election to the Escrow Agent in accordance with the terms of this Agreement;

(ii) Mr. Huang may deliver a notice (“Claim Payment Notice”) to Escrow Agent instructing such agent to deliver to Fuqi a stock certificate representing such amount of Common Stock from the Escrow Funds required to satisfy the claim set forth in the Claim Payment Notice where such shares are valued at the Fuqi Share Price; or

(iii) Mr. Huang may deliver a Claim Payment Notice instructing Escrow Agent to sell such amount of Common Stock equal to an amount equal to 110% of the claim set forth in the Claim Payment Notice divided by the closing price of the Common Stock as listed on the Nasdaq Global Select Market, or other exchange on which the Fuqi’s securities are traded, one (1) day immediately preceding the date of the Claim Payment Notice; provided, that Escrow Agent shall not sell such Common Stock until it shall have received an opinion from counsel to Fuqi indicating that the proposed sale of such shares of Common Stock are not required to be registered under the Securities Act of 1933, as amended, by reason of an exemption thereunder; provided, further, that to the extent the proceeds from such sale exceed the amount required to satisfy the claim set forth in the Claim Payment Notice, such excess proceeds shall be delivered to Mr. Huang; provided, further, that to the extent the proceeds from such sale are not sufficient to satisfy the claim set forth in the Claim Payment Notice, Mr. Huang shall be required to satisfy the remainder of such claim by wire transfer of immediately available funds to Fuqi. In addition, Mr. Huang shall furnish in the Claim Payment Notice, the closing stock price and the number of Escrow Shares to be sold to satisfy the amount of the Claim, and any fees associated with such a sale would be deducted from the Claim Payment amount, at the cost of Mr. Huang.

   To the extent that Mr. Huang fails to timely designate one of the methods set forth above, Fuqi shall have sole discretion to designate one of the above methods for satisfaction of Mr. Huang’ liability hereunder.

(c) In no event shall the Escrow Agent be responsible for any fee or expense of any party to any arbitration proceeding. Upon completion of the arbitration, the parties shall provide joint written instructions to the Escrow Agent as to the resolution of the dispute, attaching a copy of any relevant arbitration decision, and instructing the Escrow Agent as to Escrow Shares to be disbursed. The Escrow Agent shall use its best efforts to make such payment out of the Escrow Fund within three (3) business days following the Escrow Agent’s receipt of written notice of said determination or as soon thereafter as possible.

Exhibit A-2
5

(d) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives written instructions from all of the Escrow Parties, or their respective successors or assigns, substantially in the form of Exhibit A, as to the disbursement of the Escrow Fund (“Joint Written Instructions”), the Escrow Agent shall disburse the Escrow Fund pursuant to such Joint Written Instruction. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so.

(e) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance in the Escrow Fund and shall have no liability or responsibility to the Escrow Parties for any deficiency.

(f) On the date of the Second Release, the Escrow Fund shall terminate with respect to all remaining Escrow Shares, if any, and all such remaining Escrow Shares, if any, shall be delivered to Fuqi as directed by Mr. Huang and Fuqi pursuant to Joint Written Instructions.

6. Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by cashier’s check, as elected by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

7.  Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of Escrow Agent. Except in cases of the Escrow Agent's bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent's duties, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

Exhibit A-2
6

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (a) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (b) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent's services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent's reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Funds which, in the Escrow Agent's reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Written Instructions or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. The Escrow Parties jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent's duties under this Agreement, except as a result of the Escrow Agent's bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

8. Termination. This Agreement and all the obligations of the Escrow Agent shall terminate upon the earliest to occur of the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement or the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

Exhibit A-2
7

9. Removal of Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days' prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) days of notice of such resignation. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the following address(es):

Address 1:

Address 2:

12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

13.  Escrow Agent Fees, Costs, and Expenses. The Escrow Agent shall charge an administrative fee of $_______, and shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and any delivery charges or other out of pocket expenses incurred in connection the Escrow Fund. The Escrow Parties each acknowledge their joint and several obligation to pay any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Agreement. The Escrow Parties agree that Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund to secure all obligations owed by them to the Escrow Agent under this Agreement. The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

Exhibit A-2
8

14.  Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have given to the Escrow Agent on the actual date received:

If to Mr. Huang:

[ADDRESS]

If to Fuqi International, Inc.:

Fuqi International, Inc.
Unit 1217, Level 12, Landmark North
39 Lung Sum Avenue
Sheung Shui, New Territories
HKSAR
Attention: Yu Kwai Chong

Copy to:

K&L Gates LLP
10100 Santa Monica Boulevard
7th Floor
Los Angeles, CA 90067
Tel: 310.552.5045
Fax: 310.552.5005
Attn: Thomas J. Poletti

If to the Escrow Agent:

Mellon Bank, N.A.
One Mellon Center, Room 151-37__
Pittsburgh, PA 15258
Facsimile:
Attention:  Carolyn Kozlowski, Vice President

or

Mellon Bank, N.A.

Exhibit A-2
9

Philadelphia, PA
Facsimile:
Attention:  Gregory Fullhart, Vice President

Any notice, except notice by the Escrow Agent, may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document.

15.  Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

16. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

17. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor bank or other qualified bank entity.

18. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

20. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

[end of text]

Exhibit A-2
10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Fuqi International, Inc.

BY: ________________________
NAME: Yu Kwai Chong
TITLE: Chairman and CEO

Chujian Huang

________________________

MELLON BANK, N.A.

BY: ________________________
NAME: _____________________
TITLE: _____________________

Exhibit A-2
11

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS
FOR RELEASE OF ESCROW FUNDS

Pursuant to Section ___ of the Escrow Agreement dated as of August __, 2008, by and among Fuqi International, Inc., Chujian Huang, and Mellon Bank, N.A., (the “Escrow Agent”), Fuqi International, Inc. and Chujian Huang hereby instruct the Escrow Agent to release [____] Shares from the Escrow Fund in accordance with the following instructions:

Delivery Address:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

[PARTY A]	[PARTY B]

By:_______________________________	By: ______________________________
Name:	Name:
Title:	Title:

Exhibit A-2
12